Exhibit 21.1

SUBSIDIARIES OF

ALLIANT TECHSYSTEMS INC.

AS OF MARCH 31, 2004

Name of Subsidiary	Jurisdiction of Organization

Alliant Holdings LLC	Delaware

-Alliant Ammunition and Related Products LLC	Delaware
-Alliant Ammunition and Powder Company LLC	Delaware
-New River Energetics, Inc.	Delaware
-Alliant Ammunition Systems Company LLC	Delaware
-Alliant Lake City Small Caliber Ammunition Company LLC	Delaware
-ATK Commercial Ammunition Company Inc.	Delaware
-Federal Cartridge Company	Minnesota
-Ammunition Accessories Inc.	Delaware
-ATK International Sales Inc.	Delaware

-ATK Precision Systems LLC	Delaware
-ATK Ordnance and Ground Systems LLC	Delaware
-ATK Tactical Systems Company LLC	Delaware
-ATK Missile Systems Company LLC	Delaware
-ATK Elkton LLC	Delaware
-GASL, Inc.	New York
-Micro Craft Inc.	Tennessee

-Alliant Propulsion and Composites LLC	Delaware
-ATK Aerospace Company Inc.	Delaware
-Thiokol Technologies International, Inc.	Delaware
-Composite Optics, Incorporated	California
-COI Ceramics, Inc.	California
-Alliant Southern Composites Company LLC	Delaware

-ATK Logistics and Technical Services LLC	Delaware

Mission Research Corporation	California

Alliant International Holdings Inc.	Delaware
ATK Insurance Company	Vermont

The Registrant has other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of March 31, 2004.